Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-114330) of Sentinel Transportation, LLC of our report dated June 23, 2005 relating to the financial statements of the Thrift and Savings Plan for Employees of Sentinel Transportation, LLC, which appears in the Form 11-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

June 23, 2005